GIBRALTAR STEEL CORPORATION

OF NEW YORK

$25,000,000

7.35% Senior Secured Notes due July 3, 2007

__________________________________________

AMENDED AND RESTATED

NOTE PURCHASE AGREEMENT

__________________________________________

Dated as of April 1, 2005

SCHEDULE A             --         INFORMATION RELATING TO PURCHASERS

SCHEDULE B             --         DEFINED TERMS

SCHEDULE 4.10        --         Changes in Corporate Structure

SCHEDULE 5.3          --         Disclosure Materials

SCHEDULE 5.4          --         Subsidiaries of the Company and
                                                Ownership of Subsidiary Stock

SCHEDULE 5.5          --         Financial Statements

SCHEDULE 5.15        --         Existing Indebtedness

SCHEDULE 5.22        --         Inventory

SCHEDULE 10.1        --         Affiliate Transactions

SCHEDULE 10.2        --         Permitted Indebtedness

SCHEDULE 10.4        --         Permitted Liens

SCHEDULE 10.8        --         Permitted Investments

EXHIBIT 1                  --         Form of 7.35% Senior Note due July 3, 2007

EXHIBIT 3.5(a)           --         Form of Opinion of Special Counsel for the
                                                Company

 EXHIBIT B-1              --         Form of Guaranty Agreement

 EXHIBIT B-2              --         Form of Security Agreement

GIBRALTAR STEEL CORPORATION
OF NEW YORK
 3556 Lakeshore Road
Buffalo, New York 14219

7.35% Senior Secured Notes due July 3, 2007

 As of April 1, 2005

 TO EACH OF THE PURCHASERS LISTED IN

THE ATTACHED SCHEDULE A:

 Ladies and Gentlemen:

 Gibraltar Steel Corporation of New York, a New York corporation (the "Company"), and Gibraltar Industries, Inc. f/k/a Gibraltar Steel Corporation, a Delaware corporation ("Parent"), and you (sometimes referred to individually as a "Purchaser" and collectively as the "Purchasers") are parties to a certain Note Purchase Agreement, dated as of July 3, 2002 (as amended and in effect on the date hereof, the "Original Note Agreement"), pursuant to which Purchasers have purchased the "Notes" (as defined below).  The Company, Parent and Purchasers have agreed to amend certain covenants and events of default set forth in the Original Note Agreement.  As a convenience to the Company, Parent and Purchasers, the Company, Parent and Purchasers have agreed to effect such amendments by amending and restating the Original Note Agreement in its entirety as hereinafter set forth, upon and subject to the terms and conditions hereof.  This amendment and restatement is not intended to be, and shall not be deemed or construed as, a repayment or a novation of the indebtedness outstanding pursuant to the Original Note Agreement.  The Company, Parent and Purchasers hereby agree that the Original Note Agreement is hereby amended and restated in its entirety to read as follows:

1.                  ISSUANCE of Notes.

On July 3, 2002, pursuant to the Original Note Agreement, the Company issued and sold to Purchasers $25,000,000 in aggregate principal amount of its 7.35% Senior Secured Notes due July 3, 2007, in substantially the form set out in Exhibit 1 (the "Notes", such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement).

The $25,000,000 in aggregate principal amount of Notes issued by the Company to Purchasers pursuant to the Original Note Agreement shall remain outstanding pursuant to this Agreement.

2.                  Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company has issued and sold to you and you have purchased from the Company Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof.

3.                  CONDITIONS TO EFFECTIVENESS OF AGREEMENt.

The effectiveness of this Agreement is subject to the fulfillment to each Purchaser's satisfaction, on or prior to the date of this Agreement, of the following conditions:

3.1              Certain Documents.

Purchasers shall have received the following each dated the date of this Agreement unless otherwise indicated:

(a)                the Guaranty Agreements;

(b)               the Security Agreements; and

(c)                the Intercreditor Agreement.

3.2              Representations and Warranties.

The representations and warranties of Parent, the Company and Subsidiaries in this Agreement or any other Related Document to which it is a party shall be correct on the date of this Agreement.

3.3              Performance; No Default.

Each of Parent, the Company and each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement or any other Related Document to which it is a party required to be performed or complied with by it prior to or at the date of this Agreement and no Default or Event of Default shall have occurred and be continuing.  Neither Parent nor the Company nor any Subsidiary shall have entered into any transaction since December 31, 2003 that would have been prohibited by Sections 10.1, 10.7 or 10.8 hereof had such Sections applied since such date.

3.4              Certificates.

(a)                Officer's Certificate.  Parent and the Company shall have delivered to you an Officer's Certificate, dated as of the date hereof, certifying that the conditions specified in Sections 3.2, 3.3 and 3.8 have been fulfilled.

(b)               Secretary's Certificate.  Each of Parent, the Company and each Subsidiary Guarantor shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of each Related Document to which it is a party including without limitation its constituent documents.

(c)                Good Standing Certificates.  Each of Parent, the Company and each Subsidiary Guarantor shall have delivered good standing certificates for it, issued by the Secretary of State or other appropriate official of its jurisdiction of incorporation and each jurisdiction where the conduct of its business activities or ownership of its property necessitates qualification.

3.5              Opinions of Counsel.

You shall have received opinions in form and substance satisfactory to you, dated as of the date hereof (a) from Lippes, Mathias, Wexler & Friedman LLP, counsel for the Company, covering the matters set forth in Exhibit 3.5(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and (b) from King & Spalding, LLP, your special counsel in connection with such transactions, covering such matters incident to such transactions as you may reasonably request.

3.6              Credit Agreement.

Each Purchaser has received a true, correct and complete copy of the Credit Agreement (including all Exhibits and Schedules thereto) and any other document executed in connection therewith and all amendments and waivers relating thereto.  As of the date hereof, none of such documents and agreements shall have been amended or supplemented, nor shall have any of the provisions thereof have been waived except pursuant to a written agreement or instrument which has been consented to by each of the Holders in writing.  Each of the Credit Agreement and each such other document has been duly executed and delivered by the parties thereto and is in full force and effect.

3.7              Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the date of this Agreement the reasonable fees, charges and disbursements of your special counsel referred to in Section 3.5 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the date of this Agreement.

3.8              Changes in Corporate Structure.

Each of Parent and the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

3.9              Evidence of Perfection and Priority of Security Interests.

You shall have received copies of all filing receipts or acknowledgments issued by any governmental authority to evidence any filing or recordation necessary to perfect the Security Interests of Collateral Agent on behalf of the Secured Lender Group in the Collateral and evidence in form satisfactory to you that such Liens constitute valid and perfected Security Interests, and that there are no other Liens upon any Collateral except for Permitted Encumbrances.

3.10          2004 Note Agreement; 2002 Subordinated Note Agreement.

On or prior to the date hereof, the 2004 Note Agreement and the Subordinated Note Agreement shall have been amended in a manner satisfactory to each Purchaser such that the covenants and events of default set forth therein are consistent with those set forth herein.

3.11          Amendment Fee; Proceedings and Documents.

The Company shall have paid to each Purchaser (in accordance with its pro rata share of the Notes) an amendment fee in the amount of $15,000 in the aggregate as to all Purchasers.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

4.                  [INTENTIONALLY NOT USED].

5.                  Representations and Warranties.

Each of Parent and the Company represents and warrants to you that:

5.1              Organization; Power and Authority.

Each of Parent and the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of Parent and the Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts, to execute and deliver each Related Document to which it is a party and to perform the provisions thereof.

5.2              Authorization, Etc.

Each Related Document has been duly authorized by all necessary corporate action on the part of Parent, the Company and each Subsidiary Guarantor, and each Related Document constitutes a legal, valid and binding obligation of Parent, the Company and each Subsidiary Guarantor, as the case may be, enforceable against it in accordance with its terms.

5.3              Disclosure.

Except as disclosed in Schedule 5.3, this Agreement, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since December 31, 2004, there has been no change in the financial condition, operations, business, properties or prospects of Parent, the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no fact known to Parent or the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to you by or on behalf of Parent or the Company specifically for use in connection with the transactions contemplated hereby.

5.4              Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)                Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of Parent's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by Parent and each other Subsidiary, (ii) of Parent's Affiliates, other than Subsidiaries, and (iii) of Parent's directors and senior officers of Parent and the Company.

(b)               All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by Parent and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by Parent or another Subsidiary free and clear of any Lien.

(c)                Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, to execute and deliver each Related Document to which it is a party and to perform the provisions thereof.

(d)               No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to Parent or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5              Financial Statements.

Parent has delivered to each Purchaser copies of the Consolidated financial statements of Parent and its Subsidiaries listed on Schedule 5.5.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6              Compliance with Laws, Other Instruments, Etc.

The execution, delivery and performance by Parent, the Company or any Subsidiary Guarantor of any Related Document to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of Parent, the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which Parent, the Company or any Subsidiary is bound or by which Parent, the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to Parent, the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to Parent, the Company or any Subsidiary.

5.7              Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by Parent, the Company or any Subsidiary Guarantor of any Related Document to which it is a party.

5.8              Litigation; Observance of Agreements, Statutes and Orders.

(a)                There are no actions, suits or proceedings pending or, to the knowledge of Parent or the Company, threatened against Parent, the Company or any Subsidiary or any property of Parent, the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)               Neither Parent nor the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9              Taxes.

Parent and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which Parent or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.   Neither Parent nor the Company knows of any basis for any tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of Parent and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.  The Federal income tax liabilities of Parent and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 2000.

5.10          Title to Property; Leases.

Parent and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by Parent or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11          Licenses, Permits, Etc.

(a)                Parent and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b)               to the knowledge of Parent and the Company, no product of Parent or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c)                to the knowledge of Parent and the Company, there is no Material violation by any Person of any right of Parent or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12          Compliance with ERISA.

(a)                Parent, the Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither Parent, the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by Parent, the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of Parent, the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)               The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities .  The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in section 3 of ERISA.

(c)                Parent, the Company and their ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)               The expected postretirement benefit obligation (determined as of the last day of Parent's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of Parent and its Subsidiaries is not Material.

(e)                The execution and delivery of any Related Document will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by Parent and the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to (i) the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you and (ii) the assumption, made solely for the purpose of making such representation, that Department of Labor Interpretive Bulletin 75-2 with respect to prohibited transactions remains valid in the circumstances of the transactions contemplated herein.

5.13          Private Offering by the Company.

Neither Parent, the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you and not more than 12 other Institutional Investors, each of which has been offered the Notes at a private sale for investment.  Neither Parent nor the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.14          Use of Proceeds; Margin Regulations.

The Company has applied the proceeds of the sale of the Notes for the repayment of Indebtedness.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute any of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute any portion of the value of such assets.  As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation X.

5.15          Existing Indebtedness; Future Liens.

(a)                Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of Parent and its Subsidiaries as of December 31, 2004, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of Parent or its Subsidiaries.  Neither Parent nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of Parent or such Subsidiary and no event or condition exists with respect to any Indebtedness of Parent or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)               Except as disclosed in Schedule 5.15, neither Parent nor any Subsidiary of Parent has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.4.

5.16          Foreign Assets Control Regulations, Etc.

Neither the sale of the Notes by the Company under the Original Note Agreement nor its use of the proceeds thereof has violated the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

5.17          Status under Certain Statutes.

Neither Parent nor the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

5.18          Environmental Matters.

(a)                Neither Parent nor the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against Parent or the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)               Neither Parent nor the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)                Neither Parent nor the Company nor any of its Subsidiaries has (i) stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or (ii) disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in the case of clause (i) and (ii) in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d)               All buildings on all real properties now owned, leased or operated by Parent or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19          Fiscal Year.

The fiscal year of Parent and the Company is the calendar year ending December 31.

5.20          Default.

There does not exist any Default or Event of Default.

5.21        Securities.

Each outstanding share of stock, debenture, bond, note and other security of Parent, the Company and each Subsidiary has been validly issued in full compliance with each statute, regulation and other law, and, if a share of stock, is fully paid and nonassessable.

5.22          Inventory Locations.

Neither Parent, the Company nor any Subsidiaries has Inventory at any location in an aggregate in excess of $1,000,000 value at cost, other than the locations set forth in Schedule 5.22 attached hereto and made a part hereof.

5.23          USA Patriot Act.

Neither Parent nor the Company nor any Subsidiary (i) is listed on the Specially Designated Nationals and Blocked Persons List (the "SDN List") maintained by the Office of Foreign Assets Control, Department of the Treasury ("OFAC"), or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Order (such other lists are referred to herein, collectively, as the "Other Lists"; the SDN List and the Other Lists are referred to herein, collectively, as the "Lists"), (ii) nor is it a person who has been determined by competent authority to be subject to the prohibitions contained in Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Executive Orders in respect thereof, (iii) as of the date hereof, it is not controlled by, nor does it act for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in Executive Order No. 13224 (Sept. 23, 2001) or similar prohibitions contained in the rules and regulations of OFAC or any enabling legislation or other Executive Orders in respect thereof, and (v) it is in material compliance with the requirements of Executive Order No. 13224 (Sept. 23, 2001) and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders in respect thereof.

5.24          Solvency.

As of the date hereof and after giving the effect to the transactions contemplated hereunder and under the Credit Agreement on such date, and to any other Indebtedness being incurred on such date in connection therewith (a) the amount of the "present fair salable value" of the assets of the Parent and the Company will, as of such date, exceed the amount of all "liabilities of the Parent and the Company, contingent or otherwise," as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the solvency of debtors, (b) the present fair salable value of the assets of the Parent and the Company will, as of such date, be greater than the amount that will be required to pay the liability of the Parent and the Company on its debts as such debts become absolute and matured, (c) the Parent and the Company will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) the Parent and the Company will be able to pay its debts as they mature.  For purposes of this Section 5.24, "debt" means "liability or a claim", and "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

5.25          Company and Subsidiary Guarantors.

The Company and the Subsidiary Guarantors are operated as part of one consolidated business entity and are directly dependent upon each other for and in connection with their respective business activities and their respective financial resources.  Parent and the Subsidiary Guarantors have received a direct economic and financial benefit from the Indebtedness incurred under the Original Note Agreement by the Company, and the incurrence of such Indebtedness was in the best interests of Parent and each of the Subsidiary Guarantors.

6.                  Representations of each Purchaser.

6.1              Purchase for Investment.

You represent that you have purchased the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control.  You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2              Source of Funds.

You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") used by you to pay the purchase price of the Notes purchased by you under the Original Note Agreement:

(a)                the Source is an "insurance company general account" (as the term is defined in the United States Department of Labor's Prohibited Transaction Exemption ("PTE") 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the "NAIC Annual Statement")) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser's state of domicile; or

(b)               the Source is a separate account that is maintained solely in connection with such Purchaser's fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)                the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)               the Source constitutes assets of an "investment fund" (within the meaning of Part V of PTE 84-14 (the "QPAM Exemption")) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)                the Source constitutes assets of a "plan(s)" (within the meaning of Section IV of PTE 96-23 (the "INHAM Exemption")) managed by an "in-house asset manager" or "INHAM" (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of "control" in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)                 the Source is a governmental plan; or

(g)                the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)                the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms "employee benefit plan," "governmental plan," and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.                  Information as to Parent and Company.

7.1              Financial and Business Information.

Parent shall deliver to each Holder that is an Institutional Investor:

(a)                Annual Financial Statements.  As soon as available and in any event within 90 days after the close of each fiscal year of Parent and the Company, the consolidated balance sheets of the Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholders' equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by Parent, which opinion shall be unqualified and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

(b)               Quarterly Financial Statements.  As soon as available and in any event within 45 days after the close of each of the quarterly accounting periods in each fiscal year of Parent and the Company, the unaudited consolidated balance sheets of the Parent and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified by a Senior Financial Officer, subject to changes resulting from normal year-end audit adjustments.

(c)                Officer's Compliance Certificates.  At the time of the delivery of the financial statements provided for in Sections 7.1(a) and (b), a certificate by a Senior Financial Officer to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions Parent and the Company propose to take with respect thereto, which certificate shall set forth the calculations required to establish compliance with the provisions of Sections 10.7 and 10.13 through 10.16, inclusive, of this Agreement.

(d)               Notice of Default, Litigation, Material Adverse Effect.  Promptly, and in any event within three Business Days after any of Parent, the Company or any Subsidiary obtains knowledge thereof, notice of

(i)                  the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Parent and the Company propose to take with respect thereto; or

(ii)                the commencement of, or any other material development concerning, any litigation, governmental or regulatory proceeding pending against the Parent, the Company, or any Subsidiary, or any other event if the same involves any reasonable possibility of having a Material Adverse Effect.

(e)                ERISA.  Promptly, and in any event within 10 days after Parent, the Company, any Subsidiary or any ERISA Affiliate knows of the occurrence of any of the following, Parent will deliver to each of the Holders a certificate on behalf of Parent by a Responsible Officer of the Parent or the Company setting forth the full details as to such occurrence and the action, if any, that Parent, the Company or such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Parent, the Company, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by any Borrower, any ERISA Affiliate, the PBGC or any other person to terminate any Plan; (iii) the institution of any steps by Parent, the Company or any ERISA Affiliate to withdraw from any Plan; (iv) the institution of any steps by any of the Parent, the Company or any Subsidiary to withdraw from any Multiemployer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in excess of $5,000,000; (v) a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan; (vi) that a Plan has an Unfunded Current Liability exceeding $5,000,000; (vii) any material increase in the contingent liability of Parent, the Company or any Subsidiary with respect to any post-retirement welfare liability; or (viii) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

(f)                 Environmental Matters.  Promptly upon, and in any event within 10 Business Days after, Parent, the Company or any Subsidiary obtains knowledge thereof, notice of one or more of the following environmental matters: (i) any pending or threatened material Environmental Claim against the Parent, the Company or any of their Subsidiaries or any real property owned or operated by the Parent, the Company or any of their Subsidiaries; (ii) any condition or occurrence on or arising from any real property owned or operated by the Parent, the Company or any Subsidiary that (A) results in material noncompliance by Parent, the Company or any Subsidiary with any applicable Environmental Law or (B) would reasonably be expected to form the basis of a material Environmental Claim against Parent, the Company or any Subsidiary or any such real property; (iii) any condition or occurrence on any real property owned, leased or operated by Parent, the Company or any Subsidiary that could reasonably be expected to cause such real property to be subject to any material restrictions on the ownership, occupancy, use or transferability by any the Parent, the Company or any Subsidiary of such real property under any Environmental Law; and (iv) the taking of any material removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any real property owned, leased or operated by Parent, the Company or any Subsidiary as required by any Environmental Law or any governmental or other administrative agency.  All such notices shall describe in reasonable detail the nature of the Environmental Claim, Parent's, the Company's or such Subsidiary's response thereto and, to the extent reasonably ascertainable, the potential exposure in dollars of Parent, the Company and their Subsidiaries with respect thereto.

(g)                SEC Reports and Registration Statements.  Promptly after transmission thereof or other filing with the SEC, copies of all registration statements and all annual, quarterly or current reports that the Parent, the Company or any Subsidiary is required to file with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms).

(h)                Annual and Quarterly Reports, Proxy Statements and other Reports Delivered to Stockholders Generally.  Promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that Parent furnishes to its stockholders generally.

(i)                  Auditors' Internal Control Comment Letters, etc.  Promptly upon receipt thereof, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by Parent, the Company and/or any Subsidiary that is submitted to Parent or the Company by their independent accountants in connection with any annual or interim audit made by them of the books of Parent or any of its Subsidiaries.

(j)                 Other Information.  Promptly, but in any event within 10 Business Days upon request therefor, such other information or documents (financial or otherwise) relating to the Parent, the Company or any Subsidiary as such Holders may reasonably request from time to time (including information necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with a resale of the Notes).

7.2              Books and Records Inspection.

Parent and the Company shall, and shall cause each Subsidiary to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets of Parent, the Company and such Subsidiaries in accordance with GAAP and shall permit the representatives of each Holder that is an Institutional Investor:

(a)                No Default -- if no Default or Event of Default then exists, at the expense of such Holder and upon reasonable prior notice to Parent and the Company, to visit the principal executive office of Parent and the Company, to discuss the affairs, finances and accounts of Parent, the Company and its Subsidiaries with Parent's and the Company's officers, and (with the consent of Parent and the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of Parent and the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of Parent, the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)               Default -- if a Default or Event of Default then exists, at the expense of Parent and the Company to visit and inspect any of the offices or properties of Parent, the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision Parent and the Company authorize said accountants to discuss the affairs, finances and accounts of Parent, the Company and its Subsidiaries), all at such times and as often as may be requested.

8.                  Prepayment of the Notes.

8.1              Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $5,000,000 plus $100,000 increments in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each Holder written notice of each optional prepayment under this Section 8.1 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such Holder to be prepaid (determined in accordance with Section 8.2), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each Holder a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.2              Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.3              Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.4              Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.5              Offer to Prepay Notes in the Event of a Change in Control.

(a)                Notice of Impending Change in Control.  The Company shall give to each Holder prompt written notice of any impending Change in Control for which it has received a written offer or notice.

(b)               Notice of Occurrence of Change in Control.  The Company will promptly after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each Holder.  Such notice shall contain and constitute an offer to prepay the Notes as described in clause (c) and shall be accompanied by the certificate described in clause (f) hereof.

(c)                Offer to Prepay Notes.  The offer to prepay Notes contemplated by the foregoing clause (b) shall be an offer to prepay, in accordance with and subject to this Section 8.5, all, but not less than all, the Notes held by each Holder (in this case only, "Holder" in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the "Proposed Prepayment Date").  Such Proposed Prepayment Date shall be not less than 30 days and not more than 90 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 60th day after the date of such offer).

(d)               Rejection, Acceptance.  A Holder may accept the offer to prepay made pursuant to this Section 8.5 by causing a notice of such acceptance to be delivered to the Company within 60 days after receipt of the notice required pursuant to clause (b).  A failure by a Holder to respond to an offer to prepay made pursuant to this Section 8.5 within such 60-day period shall be deemed to constitute an acceptance of such offer by such Holder.

(e)                Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.5 shall be at 101% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment.  The prepayment shall be made on the Proposed Prepayment Date.

(f)                 Officer's Certificate.  Each offer to prepay the Notes pursuant to this Section 8.5 shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.5; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.5 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.

8.6              Offer to Prepay Notes in the Event of a Receipt of certain Cash Proceeds of Events of Loss.

(a)                Notice of Receipt of Cash Proceeds.  If during any fiscal year of Parent and the Company, Parent and its Subsidiaries have received cumulative cash proceeds during such fiscal year from one or more Events of Loss of more than 5% of Parent's Consolidated Net Worth and such proceeds are not used by Parent and its Subsidiaries to rebuild, repair or reconstruct the property destroyed or damaged, the Company shall promptly give written notice of such receipt to each Holder.  Such notice shall contain and constitute an offer to prepay the Notes as described in clause (b) and shall be accompanied by the certificate described in clause (e) hereof.

(b)               Offer to Prepay Notes.  The offer to prepay Notes contemplated by the foregoing clause (a) shall be an offer to prepay, in accordance with and subject to this Section 8.6, the Notes held by Holders (in this case only, "Holder" in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer and in an amount equal to Holders' Share of the Cash Proceeds received by Parent and its Subsidiaries (the "Proposed Prepayment Date").  Such Proposed Prepayment Date shall be not less than 30 days and not more than 90 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 60th day after the date of such offer).

(c)                Rejection, Acceptance.  A Holder may accept the offer to prepay made pursuant to this Section 8.6 by causing a notice of such acceptance to be delivered to the Company within 60 days after receipt of the notice required pursuant to clause (a).  A failure by a Holder to respond to an offer to prepay made pursuant to this Section 8.6 within such 60-day period shall be deemed to constitute an acceptance of such offer by such Holder.

(d)               Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.6 shall be accompanied by the Make-Whole Amount determined for the Proposed Prepayment Date with respect to the principal amount to be prepaid.  The prepayment shall be made on the Proposed Prepayment Date.

(e)                Officer's Certificate.  Each offer to prepay the Notes pursuant to this Section 8.6 shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.6; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) a computation of the Make-Whole Amount due in connection with such prepayment and (vi) that the conditions of this Section 8.6 have been fulfilled.

8.7              Make-Whole Amount.

The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

"Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.1 or 8.6 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

"Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

"Reinvestment Yield" means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the display designated as "Page PX1" on the Bloomberg Financial Market Service or such other display as may replace Page PX1 on the Bloomberg Financial Market Service (or, if the Bloomberg Financial Market Service shall cease to report such yields or shall cease to be a customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then a customary source for such information), or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.  The Reinstatement Yield shall be rounded to that number of decimal places as appears in the interest rate set forth in the applicable Note.

"Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

"Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.1 or 12.1.

"Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.1 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.                  Affirmative Covenants.

Each of Parent and the Company covenants that so long as any of the Notes are outstanding:

9.1              Compliance with Law.

It will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2              Insurance.

(a)                It will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

(b)               It will and will cause each of its Subsidiaries that is a Subsidiary Guarantor to, at all times keep their respective property that is subject to the Lien of any of the Security Documents insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Parent, the Company or any such Subsidiary) (i) shall be endorsed to the Collateral Agent's satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as an additional loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured as its interests may appear), (ii) shall state that such insurance policies shall not be canceled, reduced or expired without 30 days' prior written notice thereof (or 10 days' prior written notice in the case of cancellation for the nonpayment of premiums) by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Secured Lender Group, (iv) shall in the case of any such certificates or endorsements in favor of the Collateral Agent, be delivered to or deposited with the Collateral Agent, and (v) shall provide that the interests of the Collateral Agent shall not be invalidated by an act or negligence of Parent, the Company or any Subsidiary or any person having an interest in any facility owned, leased or used by Parent, the Company or any Subsidiary nor by occupancy or use of any facility owned, leased or used by Parent, the Company  or any Subsidiary for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to any facility owned, leased or used by Parent, the Company or any Subsidiary.  Parent shall deliver to the Collateral Agent contemporaneously with the expiration or replacement of any policy of insurance required to be maintained by this Agreement a certificate as to the new or renewal policy.

9.3              Maintenance of Properties.

It will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent Parent, the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and Parent has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4              Payment of Taxes and Claims.

It will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of Parent, the Company or any Subsidiary, provided that neither Parent nor the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by Parent, the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and Parent, the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of Parent, the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5              Corporate Existence, Etc.

It will at all times preserve and keep in full force and effect its corporate existence.  Subject to Section 10.7, Parent and the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Domestic Subsidiary to the extent permitted by Section 10.7) and all rights and franchises of Parent and the Company and its Subsidiaries unless, in the good faith judgment of Parent, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6              Fair Labor Standards Act.

It will comply with, and cause each Subsidiary to comply with, the provisions of the Fair Labor Standards Act of 1938, as amended.

9.7              USA Patriot Act.

It will comply with the requirements of Executive Order No. 13224 (Sept. 23, 2001) and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders in respect thereof.

9.8              Covenant to Secure Note Equally.

If it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 10.4 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 17.1), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured.

9.9              Guaranteed Obligations.

If, at any time, after the date hereof, it or any of its Subsidiaries incurs or permits to exist any Indebtedness of Parent or the Company or other obligation of Parent or the Company Guaranteed or collateralized in any other manner by any other Person, except to the extent permitted by the provisions of Section 10.3, it will simultaneously cause such Person to execute and deliver to each Holder a guaranty agreement in form and substance reasonably satisfactory to such Holder guaranteeing payment of the principal amount of the Notes and any premium and interest thereon, which bears the same ratio to the total unpaid principal amount of the Notes as the amount of such other obligation which is guaranteed bears to the total unpaid principal amount of such other obligation, or if such other obligation is collateralized, to collateralize the Notes equally and ratably with such other obligation.

9.10          Most Favored Covenant Status.

If Parent, the Company or any Subsidiary Guarantor at any time after the date hereof, issues or guarantees any Indebtedness in an aggregate amount exceeding $5,000,000 (to the extent, if any, that Parent, the Company or such Subsidiary Guarantor is permitted to do so under Section 10.2 or Section 10.3 hereof, as applicable) pursuant to a loan agreement, credit agreement, note purchase agreement, indenture, guaranty or other similar instrument, which agreement, indenture, guaranty or instrument includes affirmative or negative business or financial covenants (or any events of default or other type of restriction that would have the practical effect of any affirmative or negative business or financial covenant, including, without limitation, any "put" or mandatory prepayment of such indebtedness upon the occurrence of a "change of control") that are applicable to Parent, the Company or any Subsidiary Guarantor, other than those set forth herein, Parent shall promptly so notify Holders.  If Required Holders shall so notify Parent in writing (after a determination has been made by Required Holders that any of the above-referenced documents or instruments contain any such provisions, that either individually or in the aggregate, are more favorable to the holders of such unsecured Indebtedness than any corresponding provisions set forth herein), this Agreement shall be deemed to be amended to incorporate some or all of such provisions, in the discretion of the Required Holders into this Agreement, as specified in the notice by Required Holders to Parent, all at the election of the Required Holders.  Any such amendments shall be deemed effective as of the date of Parent's receipt of such notice from Required Holders, without requirement of any acknowledgment or acceptance by Parent or the Company; provided, however, that if Required Holders so request Purchaser and the Company shall join with Holders in the execution of such amendment to this Agreement as Required Holders deem appropriate in connection with any such notice.

9.11          Senior Debt.

Parent and the Company will at all times ensure that (i) the claims of the Holders in respect of the Notes and the Guaranties or any of them will not be subordinate to, and will in all respects rank senior to the claims of every unsecured creditor of Parent, the Company or any Subsidiary, and (ii) any Indebtedness of Parent, the Company or any Subsidiary that is subordinated in any manner to the claims of any other creditor of such Person will be subordinated in like manner to such claims of Holders.

9.12          No Integration.

It has taken and will continue to take all necessary steps so that the issuance of the Notes have not and will not require registration under the Securities Act.  Each of Parent and the Company covenants that no future offer and sale of debt securities of the Company of any class will be made if, as a result of the doctrine of "integration", there is a reasonable possibility that such offer and sale would result in the loss of the entitlement of the Notes to the exemption from the registration requirements of the Securities Act.

9.13          Certain Subsidiaries to Join in Subsidiary Guaranty.

(a)                In the event that any time after the date hereof (x) Parent or the Company creates, holds, acquires or at any time has any Subsidiary (other than the Excluded Subsidiaries and other than a Foreign Subsidiary as to which Section 9.13(b) applies) that is not a party to the Subsidiary Guaranty, or (y) an Event of Default shall have occurred and be continuing and Parent or the Company has any Subsidiary that is not a party to the Subsidiary Guaranty, Parent and the Company will immediately, but in any event within 5 Business Days, notify the Holders in writing of such event, identifying the Subsidiary in question and referring specifically to the rights of Holders under this Section.  Parent and the Company will, within 15 days following request therefor from Required Holders, cause such Subsidiary to deliver to Prudential in sufficient quantities for Holders a joinder supplement, reasonably satisfactory in form and substance to the Holders, duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Subsidiary Guaranty as a guarantor thereunder, and (ii) if such Subsidiary is a corporation, resolutions of the Board of Directors of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement, or if such Subsidiary is not a corporation, such other evidence of the authority of such Subsidiary to execute such joinder supplement as Required Holders may reasonably request.

(b)               Notwithstanding the foregoing or the provisions of Section 9.14 hereof, neither Parent nor the Company shall, unless an Event of Default shall have occurred and be continuing, be required to pledge (or cause to be pledged) more than 65% of the stock or other equity interests in any first tier Foreign Subsidiary, or any of the Stock or other equity interests in any other Foreign Subsidiary, or to cause a Foreign Subsidiary to join the Subsidiary Guaranty or to become a party to the Security Agreement or any other Security Document, if (i) to do so would subject such Parent or the Company to liability for additional United States income taxes by virtue of Section 956 of the Code in an amount Parent or the Company considers material, and (ii) Parent provides the Holders with documentation, including computations prepared by Parent's internal tax officer, its independent accountants or tax counsel, reasonably acceptable to Required Holders in support thereof.

9.14          Additional Security; Further Assurances.

(a)                In the event that at any time after the date hereof,

(i)                  Parent, the Company or any Subsidiary acquires, or a Person that has become a Subsidiary owns or holds, an interest in assets, stock, securities or any other property or interest, located in the United States or arising out of business conducted in or from the United States, that is not at the time included in the Collateral and is not subject to a Permitted Lien securing Indebtedness, such Parent and the Company will notify Holders in writing of such event, identifying the property or interests in question and referring specifically to the rights of Holders under this Section; or

(ii)                an Event of Default shall have occurred and be continuing and Parent, the Company or any Subsidiary at any time owns or holds an interest in any assets, stock, securities or any other property or interest, located within or outside of the United States or arising out of business conducted from any location within or outside the United States, that is not at the time included in the Collateral and is not subject to a Permitted Lien securing Indebtedness;

subject to Section 9.13(b) hereof, Parent or the Company will, or will cause such Subsidiary to, within 30 days, grant the Collateral Agent for the benefit of the Secured Lender Group security interests pursuant to an additional Security Agreement or joinder in any existing Security Agreement in such assets, interests or properties of Parent, the Company or any Subsidiary or any Subsidiary, subject to obtaining any required consents from third parties (including third party lessors and co-venturers) necessary to be obtained for the granting of a Lien on the interests or assets involved with the Parent hereby agreeing to use best efforts to obtain such consents).

(b)               Each Security Agreement (i) shall be granted pursuant to documentation reasonably satisfactory in form and substance to Required Holders, and other supporting documentation requested by and reasonably satisfactory in form and substance to Required Holders; and (ii) shall constitute a valid and enforceable perfected Lien upon the interests or properties so included in the Collateral, superior to and prior to the rights of all third persons and subject to no other Liens except Permitted Liens or otherwise agreed by Required Holders at the time of perfection thereof.  The Parent and the Company, at their sole cost and expense, will cause each additional Security Agreement or instruments related thereto to be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens created thereby required to be granted pursuant to the additional Security Agreement and will pay or cause to be paid in full all taxes, fees and other charges payable in connection therewith.  Furthermore, Parent and the Company shall cause to be delivered to the Collateral Agent such opinions of local counsel, appraisals, title insurance, surveys, environmental assessments, consents of landlords, lien waivers from landlords or mortgagees and other related documents as may be reasonably requested by Required Holders in connection with the execution, delivery and recording of any additional Security Agreement, all of which documents shall be in form and substance reasonably satisfactory to the Collateral Agent.

(c)                The Borrowers will, and will cause each of their Subsidiaries to, at the expense of the Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Required Holders may reasonably require.

(d)               From time to time, each of Parent, the Company and each Subsidiary Guarantor shall promptly take such action and execute and deliver to you such additional documents, instruments, certificates, and agreements as the Required Holders may reasonably request from time to time to effectuate the purposes of the Related Documents, including perfection by Collateral Agent on behalf of the Secured Lender Group of a security interest in any Commercial Tort Claim or Letter of Credit Right and maintenance of the perfected status of the Security Interest at all times.

10.              Negative Covenants.

Each of the Parent and the Company covenants that so long as any of the Notes are outstanding:

10.1          Transactions with Affiliates.

Except as set forth on Schedule 10.1, it will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of Parent's, the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Parent, the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate, except agreements and transactions with and payments to officers, directors and shareholders that are (i) approved by the directors or shareholders of Parent, the Company or a Subsidiary, as applicable, (ii) entered into in the ordinary course of business and (iii) not prohibited by any of the provisions of this Agreement.  Nothing in this Section 10.1 shall be construed to prohibit any action otherwise permitted by Section 10.10.

10.2          Borrowed Money.

It will not, and will not permit any Subsidiary to, create, incur or suffer to exist or assume any Indebtedness for money borrowed, directly or indirectly, other than

(a)                Subordinated Debt;

(b)               existing Indebtedness and accommodations for Indebtedness as set forth on Schedule 10.2 hereto;

(c)                Indebtedness under this Agreement,  the 2004 Note Agreement and the Subordinated Note Agreement;

(d)               Indebtedness in connection with the Credit Agreement;

(e)                Capital Lease Obligations and other Indebtedness secured by Liens permitted pursuant to clause (vi) of Section 10.4;

(f)                 Indebtedness of the Parent, the Company and their Subsidiaries under Hedge Agreements;

(g)                any Guaranties permitted by Section 10.3; and

(h)                other unsecured Indebtedness of the Company to the extent not permitted by any of the foregoing clauses provided that at the time of any incurrence thereof after the date hereof, and after giving effect thereto, Parent and the Company would be in compliance with the financial covenants set forth in Sections 10.13 through 10.16 and no Default or Event of Default shall have occurred and be continuing or would result therefrom.

10.3          Guarantees.

It will not, and will not permit any Subsidiary to, Guarantee, endorse or otherwise be or become liable or contingently liable in connection with the obligations or Indebtedness of any other Person, including any Subsidiary, directly or indirectly, except (i) as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business; (ii) Parent and each Subsidiary  may Guarantee the obligations of the Company under the Notes and this Agreement and under the 2004 Note Agreement and the notes issued pursuant thereto, and (iii) without duplication, Parent and each Subsidiary may provide unsecured guaranties of any Indebtedness of the Company permitted to be incurred pursuant to Section 10.2.

10.4          Liens.

It will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, or pledge or encumber any assets, except (i) Liens in favor of the Collateral Agent for the benefit of the Secured Lender Group; (ii) Liens set forth on Schedule 10.4; (iii) Standard Permitted Liens, and (iv) Capital Leases, Synthetic Leases and Liens that are placed upon fixed or capital assets, acquired, constructed or improved by the Parent, the Company or any Subsidiary, provided that (1) the maximum principal amount of Indebtedness secured thereby does not exceed $25,000,000 in the aggregate at any one time (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Leases and using the present value, based on the implicit interest rate, in lieu of principal amount, in the case of any Synthetic Lease), (2)  such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (3) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets; and (4) such Liens shall not apply to any other property or assets of the Parent, the Company or any Subsidiary.  Neither Parent nor the Company has entered, and so long as this Agreement is in effect it will not enter, into any covenant or agreement with any other Person that prohibits the granting or existence of a Lien in the personal or real property of Parent or the Company or any Subsidiary in favor of the Collateral Agent, as collateral agent and for the benefit of the Secured Lender Group.

10.5          Plan Terminations; Minimum Funding, Etc.

Parent and the Company will not, and will not permit any ERISA Affiliate to, terminate any Plan or Plans so as to result in liability of Parent or the Company or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount that is equal to the greater of (x) $5,000,000, or (y) 5% of the Borrowers' Consolidated Net Worth as of the date of the then most recent financial statements furnished to Holders pursuant to the provisions of this Agreement, (ii) permit to exist one or more events or conditions that reasonably present a material risk of the termination by the PBGC of any Plan or Plans with respect to which Parent or the Company or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, or (iii) fail to comply with the minimum funding standards of ERISA and the Code with respect to any Plan.

10.6          Compliance with Law.

It will not violate any law or regulation, order, writ, injunction or decree of any court or governmental instrumentality or breach any agreement to which Parent, Company or any Subsidiary is subject or in default thereunder, which violation or breach would have a Material Adverse Effect.

10.7          Consolidations, Mergers, Acquisitions and Asset Sales, Etc.

Neither Parent nor the Company will, nor will permit any Subsidiary to, (1) wind up, liquidate or dissolve its affairs, (2) enter into any transaction of merger or consolidation, (3) make or otherwise effect any Acquisition, (4) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (5) agree to do any of the foregoing at any future time, except that the following shall be permitted:

(a)                Certain Intercompany Mergers, etc.  If no Default or Event of Default shall have occurred and be continuing or would result therefrom, each of the following shall be permitted:  (i) the merger, consolidation or amalgamation of any Domestic Subsidiary of the Company with or into the Company, provided the Company is the surviving or continuing or resulting corporation; (ii) the merger, consolidation or amalgamation of any Domestic Subsidiary of the Company with or into any Subsidiary Guarantor, provided that the surviving or continuing or resulting corporation is a Subsidiary Guarantor; and (iii) the transfer or other disposition of any property by  any Subsidiary Guarantor to the Company or any other Subsidiary Guarantor;

(b)               Acquisitions.  Parent, the Company or any Subsidiary Guarantor may make any Acquisition that is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied;

(c)                Permitted Dispositions.  If no Default or Event of Default shall have occurred and be continuing or would result therefrom, and no Material Adverse Effect has occurred or will result therefrom, Parent, the Company or any Subsidiary may consummate any Asset Sale, provided that (i) the consideration for such transaction represents fair value (as determined by any Responsible Officer of Parent); (ii) the cumulative aggregate value of the assets sold or transferred does not exceed 5% of the Parent's Consolidated Net Worth for all such transactions completed during any fiscal year, and (iii) in the case of any such transaction involving a sale of assets having a value in excess of $10,000,000, at least five Business Days prior to the date of completion of such transaction Parent shall have delivered to each Holder an officer's certificate executed on behalf of Parent by a Responsible Officer of Parent, which certificate shall contain (x) a description of the proposed transaction, and (y) a certification that no Default, Event of Default or Material Adverse Effect has occurred and is continuing, or would result from consummation of such transaction;

(d)               Leases.  Parent, the Company or any Subsidiary may enter into Operating Leases of property or assets not constituting Acquisitions in the ordinary course of business, provided such leases are not otherwise in violation of this Agreement; and, provided that the total net consolidated rental payments and expenses under all such Operating Leases do not exceed $30,000,000 in any of the Parent's fiscal years;

(e)                Capital Expenditures.  Parent, the Company and any Subsidiary shall be permitted to make any Consolidated Capital Expenditures, so long as no Default or Event of Default has occurred and is continuing or will occur as a result of such Consolidated Capital Expenditure; and

(f)                 Permitted Investments.  Parent, the Company and the Subsidiaries shall be permitted to make and dispose of the Investments permitted pursuant to Section 10.8.

10.8          Investments.

  Parent and the Company will not, and will not permit any Subsidiary to, directly or indirectly make or commit to make any Investment, except:

(a)                Parent, the Company or any of its Subsidiary may invest in cash and Cash Equivalents;

(b)               any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(c)                Parent, the Company and any Subsidiary may acquire and hold receivables owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d)               Investments required by Parent, the Company or any Subsidiary (i) in exchange for any other investment held by Parent, the Company or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment, or (ii) as a result of a foreclosure by Parent, the Company or any Subsidiary with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(e)                loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business;

(f)                 to the extent not permitted by the foregoing clauses, Investments existing as of the date hereof and described on Schedule 10.8 hereto;

(g)                investments of Parent, the Company and any Subsidiary in Hedge Agreements;

(h)                existing investments in any Subsidiaries and any additional Investments in any Subsidiary Guarantor;

(i)                  intercompany loans and advances made by the Parent or the Company from time to time to each other or to any Subsidiary for working capital purposes in the ordinary course of business and for other purposes permitted under other provisions of this Agreement which would not be in violation of any of the terms or provision of this Agreement;

(j)                 the Acquisitions permitted by Section 10.7;

(k)               Investments in joint ventures in an aggregate amount not to exceed $15,000,000 in any of Parent's fiscal years; and

(l)                  notes held by a Borrower or a Subsidiary evidencing a portion of the purchase price of an asset disposed of pursuant to Section 10.7.

10.9          Subsidiaries.

It will not acquire, organize or cause to exist any Subsidiaries except if Parent, the Company and such Subsidiary have complied with the requirements of Section 9.13.

10.10      Dividends.

In the case of Parent, upon the occurrence of and during the existence of a Default or an Event of Default, it will not declare or pay dividends or make any capital distributions.

10.11      Stock.

In the case of Parent, it will not sell, convey, transfer, assign, pledge or otherwise encumber any of the stock of the Company or any other Subsidiary to any Person.

10.12      Intentionally Not Used.

10.13      Interest Coverage Ratio.

Parent and the Company will not at any time permit the Interest Coverage Ratio to be less than 3.00 to 1.00.

10.14      Consolidated Net Worth.

Parent and the Company will not permit the Consolidated Net Worth as at the end of any fiscal quarter of Parent and  the Company to be less than $200,000,000 plus, commencing March 31, 2005 and as of the end of each fiscal quarter thereafter, 40% of cumulative Consolidated Net Income (determined as set forth below in this Section 10.14).  For purposes hereof, cumulative Consolidated Net Income shall be determined as of the last day of each fiscal quarter of Parent and the Company and shall be determined based on Consolidated Net Income as of the last day of each  fiscal quarter of Parent and the Company, from December  31, 2004 through the end of the fiscal quarter for which the calculation of cumulative Consolidated Net Income is being made.  For purposes of this Section, in no event shall cumulative Consolidated Net Income be less than zero.

10.15      Senior Funded Debt/EBITDA.

Parent and the Company will not at any time permit Senior Funded Debt to EBITDA Ratio to exceed 3.25 to 1.00.

10.16      Total Funded Debt/EBITDA.

Parent and the Company will not at any time permit the Total Funded Debt to EBITDA Ratio to exceed 3.75 to 1.00.

10.17      Optional Payments of Subordinated Debt.

Parent and the Company will not, and will not permit any Subsidiary to, make any optional payment of principal of or interest on any Subordinated Debt.

10.18      Prepayments and Refinancings of Other Debt, Etc.

Parent and the Company will not, and will not permit any Subsidiary to, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of the Parent, the Company or any Subsidiary that has an outstanding principal balance (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of a Synthetic Lease), greater than $5,000,000 (other than the Indebtedness outstanding under the Credit Agreement, the Notes,  the "Notes" (as defined in the 2004 Note Agreement) and intercompany loans and advances among a the Parent or the Company and its Subsidiaries); provided that the Parent, the Company or any Subsidiary may refinance or refund any such Indebtedness if the aggregate principal amount thereof (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of a Synthetic Lease) is not increased.

10.19      Environmental Compliance.

It will not cause or permit any change to be made in the present or intended use of any property owned, leased or operated by Parent, the Company or any Subsidiary which would (i) involve the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Material or the use of any such property as a landfill or other waste disposal site or for the storage of petroleum or petroleum based products (except in compliance with applicable Environmental Laws), (ii) violate any applicable Environmental Laws, or (iii) constitute non-compliance with any Environmental Permit.

10.20      Limitation on Certain Restrictive Agreements.

Parent and the Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist or become effective, any "negative pledge" covenant or other agreement restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Parent, the Company or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to pay dividends or any other interest or participation in its profits owned by a Parent, the Company or any Subsidiary or pay any Indebtedness owed to Parent, the Company or a Subsidiary,  or to make loans or advances to Parent, the Company or Subsidiary, or transfer any of its property or assets to Parent, the Company or any Subsidiary, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the Related Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under clause (ii) or (iv) of Section 10.4, (vi) restrictions contained in the agreements relating to the Indebtedness set forth on Schedule 10.2 hereto as in effect on the  date hereof (and any similar restrictions contained in any agreement governing any refinancing or refunding thereof not prohibited by this Agreement), (vii) customary restrictions affecting only a Subsidiary under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 10.2, (viii) restrictions affecting any Foreign Subsidiary  under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 10.2, and customary restrictions contained in "comfort" letters and guarantees of any such Indebtedness, (ix) any document relating to Indebtedness secured by a Lien permitted by Section 10.4, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, and (x) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.

10.21      Changes in Business; Change in Fiscal Year.

Neither Parent, Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by Parent and Subsidiaries, would be substantially changed from the general nature of the business engaged in by Parent and its Subsidiaries on the date hereof.  Neither Parent nor the Company will change its Fiscal Year.

11.              Events of Default.

An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

(a)                the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise or defaults in the payment of any fees or (except as provided in clause (b) below) other amounts payable hereunder or under any other Related Document when the same becomes due and payable; or

(b)               the Company defaults in the payment of any interest on any Note for more than two Business Days after the same becomes due and payable; or

(c)                Parent or the Company defaults in the performance of or compliance with any term contained in Section 10; or

(d)               Parent or the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any Holder (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 11); or

(e)                any representation or warranty made in writing by or on behalf of Parent, the Company or by any officer of Parent or the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)                 (i) Parent, the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) Parent, the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) Parent, the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000, or (y) one or more Persons have the right to require Parent, the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(g)                any of Parent, the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)                a court or governmental authority of competent jurisdiction enters an order appointing, without consent by Parent, the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Parent, the Company or any of its Subsidiaries, or any such petition shall be filed against Parent, the Company or any of its Subsidiaries and such petition shall not be dismissed within 90 days; or

(i)                  a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of Parent, the Company and its Subsidiaries (other than any judgment for which it is fully insured as acknowledged by the insurance carrier) and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)                 if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified Parent or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $250,000, (iv) Parent or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) Parent or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) Parent or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of Parent or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(i), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in section 3 of ERISA.

(k)               any of Parent, the Company or any Subsidiary Guarantor shall fail to comply with the terms of any Related Document to which it is a party beyond applicable grace periods, if any, specified in such Related Document; or

(l)                  any of Parent or the Company or any Subsidiary Guarantor or any other Person shall disavow or attempt to terminate any or all of the Guaranty Agreements or any or all of the Guaranty Agreements shall cease to be in full force and effect in whole or in part for any reason whatsoever or any of Parent or the Company or any Subsidiary Guarantor shall so assert in writing; or

(m)              all or any portion of the Security Interest granted to the Collateral Agent on behalf of the Secured Lender Group pursuant to each Security Agreement shall fail at any time to constitute a first priority security interest in or assignment of the collateral described in such Security Agreements subject only to Liens permitted thereunder or the Security Agreements shall cease to be in full force and effect in whole or in part for any reason whatsoever or any of Parent or the Company or any Subsidiary Guarantor shall so assert in writing.

12.              Remedies on Default, Etc.

12.1          Acceleration.

(a)                If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)               If any other Event of Default has occurred and is continuing, any Holder or Holders of more than 25% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)                If any Event of Default described in paragraph (a) of Section 11 has occurred and is continuing, any Holder or Holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon, (y) the Make-Whole Amount determined in respect of such principal amount and (z) all other fees and amounts payable hereunder or under any of the Related Documents shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each Holder has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2          Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the Holder at the time outstanding may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3          Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the Holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes and all fees and other amounts that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, fees and other amounts and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4          No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder's rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any Holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the Holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

13.              Registration; Exchange; Substitution of Notes.

13.1          Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each Holder, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any Holder that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders.

13.2          Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such Holder may request and shall be substantially in the form of Exhibit 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3          Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)                in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder is, or is a nominee for, an original Purchaser or another Holder with a minimum net worth of at least $50,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)               in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.              Payments on Notes.

14.1          Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, interest becoming due and payable on the Notes and all fees and other amounts payable hereunder or under any of the other Related Documents shall be made in New York, New York at the principal office of Bank of New York in such jurisdiction.  The Company may at any time, by notice to each Holder, change the place of payment of the Notes and such other amounts so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2          Home Office Payment.

So long as you or your nominee shall be the Holder, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all fees and other amounts payable hereunder or under any of the other  Related Documents by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

15.              Expenses, Etc.

15.1          Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you or another Holder in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes or any other Related Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or any other Related Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes or any other Related Document, or by reason of being a Holder, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of Parent, the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and the Related Documents.  The Company will pay, and will save you and each other Holder harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders.

15.2          Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.              Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other Holder.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement  shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.              Amendment and Waiver.

17.1          Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the Holder at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2          Solicitation of Holders.

(a)                Solicitation.  The Company will provide each Holder (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each Holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders.

(b)               Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Holder as consideration for or as an inducement to the entering into by any Holder or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder then outstanding even if such Holder did not consent to such waiver or amendment.

17.3          Binding Effect, Etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all Holders and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the Holder nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Holder.  As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.  From and after the date of satisfaction of the conditions precedent set forth in Section 3, all references in the Original Note Agreement or this Agreement or in any of the Related Documents (whether delivered pursuant to this Agreement or pursuant to the Original Note Agreement) to "this Agreement" or the "Note Purchase Agreement" and the words "herein", "hereof" and words of like import referring to the Original Note Agreement or this Agreement shall mean and be references to the Original Note Agreement as amended and restated in its entirety by this Agreement.  This Agreement amends and restates the Original Note Agreement in its entirety and it is the intent of the parties hereto that nothing contained herein shall constitute a novation or an accord and satisfaction.

17.4          Notes held by Company, Etc.

Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.              Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)         if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii)        if to any other Holder of any Note, to such Holder at such address as such other Holder shall have specified to the Company in writing, or

(iii)       if to the Company, to the Company at its address set forth at the beginning hereof to the attention of John E. Flint, or at such other address as the Company shall have specified to each Holder in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.              Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other Holder from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.              Confidential Information.

For the purposes of this Section 20, "Confidential Information" means information delivered to you by or on behalf of Parent, the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of Parent, the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by Parent, the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available.  You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other Holder, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement.  In the event Prudential or any of the Prudential Affiliates are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demands or similar process), in connection with any proceeding, to disclose any Confidential Information, they will, unless prohibited by law, rule or regulation, provide Parent with notice of any such request or requirement so that Parent may seek a protective order or other appropriate remedy.  In the event such protective order or other remedy is not obtained and upon written request from Parent, Prudential or such Prudential Affiliate will use reasonable efforts to obtain assurances that confidential treatment will be accorded to such information; provided, however, that all legal fees and costs and any other expense incurred in connection with such efforts shall be paid by Parent.  Each Holder, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by Parent or the Company in connection with the delivery to any Holder of information required to be delivered to such Holder under this Agreement or requested by such Holder (other than a holder that is a party to this Agreement or its nominee), such Holder will enter into an agreement with Parent or the Company, as the case may be, embodying the provisions of this Section 20.

21.              Substitution of Purchaser.

You shall have the right to substitute any Prudential Affiliate as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Prudential Affiliate, shall contain such Prudential Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Prudential Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Prudential Affiliate in lieu of you.  In the event that such Prudential Affiliate is so substituted as a purchaser hereunder and such Prudential Affiliate thereafter transfers to you all of the Notes then held by such Prudential Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Prudential Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22.              Miscellaneous.

22.1          Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2          Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount, interest on any Note or any fee or other amount payable hereunder or under any of the Related Documents that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3          Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4          Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5          Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6          Governing Law/Submission to Jurisdiction/Waiver of Jury.

(a)                This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

(b)               EACH HOLDER AND EACH OF PARENT AND THE COMPANY HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS (FEDERAL AND STATE) OF THE STATE OF NEW YORK, AND IRREVOCABLY AGREES THAT, SUBJECT TO THE SOLE AND ABSOLUTE ELECTION OF THE REQUIRED HOLDERS, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER RELATED DOCUMENT SHALL BE LITIGATED IN SUCH COURTS, AND SUCH HOLDER, PARENT AND THE COMPANY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT.

(c)                EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FORGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ELECTION.

22.7          Capitalized Terms/Interpretation.

(a)                Certain capitalized terms used in this Agreement are defined in Schedule B.

(b)               References to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

(c)                All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP consistent with those applied in the preparation of the audited Consolidated financial statements of Parent and its Subsidiaries referred to in this Agreement. Capitalized words not otherwise defined in this Agreement shall have the meanings set forth in the New York Uniform Commercial Code as in effect on the date of this Agreement.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

GIBRALTAR INDUSTRIES, INC.

By:
                                                                                Name:  John E. Flint
                                                                                Title:  Senior Vice President

GIBRALTAR STEEL CORPORATION OF NEW YORK

By:
                                                                                Name:  John E. Flint
                                                                                Title:  Senior Vice President

The foregoing is hereby
agreed to as of the
date thereof.

THE PRUDENTIAL INSURANCE
    COMPANY OF AMERICA

By:
            Vice President

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Name and Address of Purchaser	Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	$25,000,000	$25,000,000

(1)     All payments by wire transfer of immediately available funds for credit to:

          JPMorgan Chase Bank

          New York, New York

          Each such wire transfer shall set forth the name of the Company, a reference to "7.35% Senior Secured Note due June 28, 2007, PPN 37476# AA 1", and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)     Address for all notices relating to payments:

The Prudential Insurance Company of America

c/o Investment Operations Group

Gateway Center Two, 10th Floor

100 Mulberry Street

Newark, New Jersey 07102

Attention:    Manager, Billings and Collections

Telecopier:  973.802.8055

(3)     Address for all communications and notices (including copies of all notices relating to payments):

The Prudential Insurance Company of America

c/o Prudential Capital Group

1114 Avenue of the Americas, 30th Floor

New York, NY 10036

Attention:    Managing Director

Telecopier:  212.626.2077

(4) Recipient of telephonic prepayment notices: Manager, Trade Management Group Telephone: 973.802.8107 Telecopier: 800.224.2778
(5) Tax Identification No.: 22-1211670

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

"Acquisition" means and includes (whether in one transaction or a series of transactions) (i) any acquisition on a going concern basis (whether by purchase, lease or otherwise) of any facility and/or business or business unit operated by any Person that is not a Subsidiary of Parent or the Company, and (ii) acquisitions of a majority of the outstanding equity or other similar interests in any such Person (whether by merger, stock purchase or otherwise).

"Affiliate" means with respect to a specified Person, any (a) Person who now or hereafter has Control of or is now or hereafter under common Control with, such Person or over whom or over which such Person now or hereafter has Control, (b) any Person who is now or hereafter related by blood, by adoption or by marriage to any such Person or now or hereafter resides in the same home as any Person referred to in clause (a) of this sentence, (c) any Person who is now or hereafter an officer of such Person or (d) any Person who is now or hereafter related by blood, by adoption or by marriage to any Person referred to in clause (c) of this sentence or now or hereafter resides in the same home as any such Person or over whom or over which any such Person now or hereafter has Control.

"Asset Sale" means the sale, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, and liquidations of a corporation, partnership or limited liability company of the interests therein of Parent, the Company or any Subsidiary) by Parent, the Company or any Subsidiary to any Person of any of their respective assets, provided that the term Asset Sale specifically excludes (i) any sales, transfers or other dispositions of inventory, or obsolete or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, and (ii) any Event of Loss.

"Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

"Capital Lease" as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that person.

"Capitalized Lease Obligations" means all obligations under Capital Leases of Parent, the Company or any Subsidiary in each case taken at the amount thereof accounted for as liabilities identified as "capital lease obligations" (or any similar words) on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP.

"Cash Equivalents" means any of the following

(i)         securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(ii)        Dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) any lender under the Credit Agreement ("Lender") or (y) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than three months from the date of acquisition;

(iii)       commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within 90 days after the date of acquisition;

(iv)       fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (i) above;

(v)        investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

(vi)       investments in money market funds access to which is provided as part of "sweep" accounts maintained with a Lender or an Approved Bank;

(vii)      investments in industrial development revenue bonds that (A) "re-set" interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank; and

(viii)      investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii).

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from to time, 42 U.S.C. Section 9601 et seq.

"Change of Control" means any Person or related Persons (other than members of the Kenneth Lipke family, their heirs or estates or trusts for the benefit of members of the Kenneth Lipke family) shall own 50% or more of outstanding capital stock of the Company or a sufficient number of the shares of the outstanding capital stock of the Company to elect a majority of the Company's board of directors.

"Claims"  shall have the meaning set forth in the definition of "Environmental Claims."

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

"Collateral" is defined in the Security Agreements.

"Collateral Agent" means KeyBank National Association, as Collateral Agent, under the Security Agreements on behalf of the Secured Lender Group, and any successor Collateral Agent.

"Collateral Documents" means, collectively, the Guaranty Agreements and the Security Agreements.

"Company" means Gibraltar Steel Corporation of New York, a Delaware corporation, and its successors and permitted assigns.

"Confidential Information" is defined in Section 20.

"Consideration" means in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase.

"Consolidated" or "Parent on a Consolidated basis" means the consolidation of the accounts of Parent and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of Parent's Consolidated audited financial statements.

"Consolidated Capital Expenditures"  means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Leases and Synthetic Leases but excluding any amount representing capitalized interest) by Parent, the Company and any Subsidiary during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of Parent and its Subsidiaries.

"Consolidated Depreciation and Amortization Expense"  means, for any period, all depreciation and amortization expenses of the Parent and its Subsidiaries, all as determined for Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

"Consolidated EBIT"  means, for any period, Consolidated Net Income for such period; plus (A) the sum of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Interest Expense and (ii) Consolidated Income Tax Expense, provided that, notwithstanding anything to the contrary contained herein, the Parent's Consolidated EBIT for any Testing Period shall (x) include the appropriate financial items for any Person or business unit that has been acquired by Parent, the Company or any Subsidiary for any portion of such Testing Period prior to the date of acquisition on a pro forma basis (but excluding anticipated operating synergies), and (y) exclude the appropriate financial items for any Person or business unit that has been disposed of by Parent, the Company or any Subsidiary, for the portion of such Testing Period prior to the date of disposition, in the case of clauses (x) and (y), subject to the Required Holders' reasonable discretion and supporting documentation acceptable to the Required Holders.

"Consolidated EBITDA" means, for any period, Consolidated Net Income for such period; plus (A) the sum of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Expense, and (iv) extraordinary and other non-recurring non-cash losses and charges; less (B) gains on sales of assets and other extraordinary gains and other non-recurring gains; all as determined for Parent and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that, notwithstanding anything to the contrary contained herein, Parent's Consolidated EBITDA for any Testing Period shall (x) include the appropriate financial items for any Person or business unit that has been acquired by Parent, the Company or any Subsidiary for any portion of such Testing Period prior to the date of acquisition on a pro forma basis (but excluding anticipated operating synergies), and (y) exclude the appropriate financial items for any Person or business unit that has been disposed of by a Parent, the Company or any Subsidiary, for the portion of such Testing Period prior to the date of disposition, in the case of clauses (x) and (y), subject to Required Holders' reasonable discretion and supporting documentation acceptable to Required Holders.

"Consolidated Income Tax Expense" means for any period, all provisions for taxes based on the net income of Parent and its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

"Consolidated Interest Expense"  means, for any period, total interest expense (including that which is capitalized, that which is attributable to Capital Leases or Synthetic Leases and the pre-tax equivalent of dividends payable on Redeemable Stock) of Parent and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Parent and its Subsidiaries including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements.

"Consolidated Net Income"  means for any period, the net income (or loss) of Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

"Consolidated Net Rent Expense"  means, for any period, the total amount of rent or similar obligations required to be paid during such period by Parent and its Subsidiaries in respect of Operating Leases, as determined on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

"Consolidated Net Worth"  means at any time for the determination thereof all amounts that, in conformity with GAAP would be included under the caption "total stockholders' equity" (or any like caption) on a consolidated balance sheet of Parent and its Subsidiaries as at such date, provided that in no event shall Consolidated Net Worth include any amounts in respect of Redeemable Stock.

"Consolidated Senior Funded Debt"  means the Consolidated Total Funded Debt exclusive of Subordinated Indebtedness.

"Consolidated Total Funded Debt"  means the sum (without duplication) of all Indebtedness of Parent and its Subsidiaries for borrowed money, all as determined on a consolidated basis.

"Control" means (i) the power to vote 5% or more of the outstanding shares of any class of stock of a Person which is a corporation, (ii) the beneficial ownership of 5% or more of the outstanding shares of any class of stock of a Person which is a corporation or (iii) the power to direct or cause the direction of the management and policies of a Person which is not a corporation, whether by ownership of any stock or other ownership interest, by agreement or otherwise, in each case by or on behalf of a single Person or group of Persons acting as a group for the purposes of filing Form 13-D with the Securities and Exchange Commission.

"Credit Agreement" means that certain Credit Agreement, as of even date herewith, among Parent, the Company, KeyBank National Association, as Administrative Agent, Swing Line Lender, Letter of Credit Issuer, Lead Arranger and Book Runner, each of the Lenders a party thereto and each of the other parties thereto, as it may be amended, modified, restated, extended or supplemented from time to time.

"Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

"Default Rate" means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by Bank of New York in New York, New York as its "base" or "prime" rate.

"Domestic Subsidiary"  means any Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any United States possession.

"Environmental Claims"  means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter "Claims"), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

"Environmental Law"  means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against Parent, the Company or any Subsidiary relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 et seq., and the Occupational Safety and Health Act 29 U.S.C. Section 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

"Environmental Permits" means all permits, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law in connection with ownership, lease, purchase, transfer, closure, use and/or operation of any property for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials or the sale, transfer or conveyance of any such property.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date hereof and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

"ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA), which together with Parent, the Company or a Subsidiary, would be deemed to be a "single employer" (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of Parent, the Company or a Subsidiary being or having been a general partner of such person.

"Event of Default" is defined in Section 11.

"Event of Loss"  means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 90 days after the occurrence of such destruction or damage, (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (iv) in the case of any property located upon a leasehold, the termination or expiration of such leasehold if such termination is likely to materially impair the Collateral Agent's access to any material portion of the Collateral.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Subsidiaries"  means GIT Ltd., Gibraltar Construction Products, Inc. and GSC Flight Service Inc.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

"GAAP" means of the date of any determination, generally accepted accounting principles as promulgated by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants, consistently applied and maintained throughout the relevant periods and from period to period.

"Governmental Authority" means

(a)        the government of

(i)         the United States of America or any State or other political subdivision thereof, or

(ii)        any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)        any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

"Guarantee" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)        to purchase such indebtedness or obligation or any property constituting security therefor;

(b)        to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)        to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)        otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guarantee, the indebtedness or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor.

"Guaranty Agreement" and, collectively, "Guaranty Agreements" means each Guarantee executed and delivered by each of Parent and each of its Subsidiaries, other than the Company substantially in the form of Exhibit B-1 hereto, as it may be amended, modified or supplemented from time to time.

"Hazardous Materials" means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous wastes," "restrictive hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar meaning and regulatory effect, under any applicable Environmental Law.

"Hedge Agreement" means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates, and (ii) any currency swap agreement, forward currency purchase agreement or similar agreement or arrangement designed to protect against fluctuations in currency exchange rates.

"Holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

"Holders' Share" means the quotient obtained by dividing (i) the outstanding total liabilities of the Company to Holders under the Notes and hereunder on the date of the applicable notice of prepayment pursuant to Section 8.6 by (ii) the sum of (A) the liabilities described in the preceding clause (i) plus (B) the liabilities of the Company to the "Holders" of the "Notes" issued pursuant to the 2004 Note Agreement plus (C) the liabilities of the Parent and the Company to the Lenders under the Credit Agreement, all as of such notice date.

"Indebtedness" of any Person means without duplication (i) all indebtedness of such Person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (v) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances; (vi) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed; (vii) all Capitalized Lease Obligations of such Person; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person; (ix) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (x) all net obligations of such Person under Hedge Agreements; (xi) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sole with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; (xii) the stated value, or liquidation value if higher, of all Redeemable Stock of such Person; and (xiii) any Guarantees of such Person (without duplication under clause (vi)); provided, however that (x) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness; and (y) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

"Institutional Investor" means  (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any investment fund or similar vehicle, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

"Intercreditor Agreement" means that certain Intercreditor Agreement dated as of even date herewith among the Secured Lender Group, as it may be amended, modified, restated or supplemented from time to time in accordance with its terms.

"Interest Coverage Ratio" shall mean, for any Testing Period, the ratio of (i) Consolidated EBIT to (ii) Consolidated Interest Expense, in each case on a consolidated basis for Parent  and its Subsidiaries for the Testing Period.

"Investment"  means (i) any direct or indirect purchase or other acquisition by Parent, the Company or any Subsidiary of any of the capital stock or other equity interest of any other Person (other than a Person that is, or after giving effect to such purchase or acquisition would be, a Subsidiary Guarantor), including any partnership or joint venture interest in such Person; or (ii) any loan or advance to, guarantee or assumption of debt or purchase or other acquisition of any other debt of, any Person (other than a Person that is, or after giving effect to such loan, advance or capital contribution would be, a Subsidiary Guarantor), by Parent, the Company or any  Subsidiary.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement in respect of any asset of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

"Make-Whole Amount" is defined in Section 8.7.

"Material" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of Parent and its Subsidiaries taken as a whole.

"Material Adverse Effect" means any or all of the following (i) any material adverse effect on the business, operations, property, assets, liabilities, financial or other condition or prospects of Parent, the Company or Parent and its Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of Parent, the Company or any Subsidiary Guarantor to perform any of its obligations under any Related Document to which it is a party; (iii) any material adverse effect on the ability of the Parent and its Subsidiaries, taken as a whole, to pay their liabilities and obligations as they mature or become due; or (iv) any material adverse effect on the validity, effectiveness or enforceability, as against Parent, the Company or any Subsidiary, of any of the Related Documents to which it is a party.

"Maximum Amount" is defined in Section 1.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Parent, the Company or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.

"Multiple Employer Plan" means an employee benefit plan, other than a Multiemployer Plan, to which Parent, the Company or any ERISA Affiliate, and one or more employers other than Parent, the Company or an ERISA Affiliate, is  making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which Parent, the Company or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

"Notes" is defined in Section 1.

"OFAC" is defined in Section 5.23.

"Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of Parent and/or the Company, as applicable, whose responsibilities extend to the subject matter of such certificate.

"Operating Lease" as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that person.

"Original Note Agreement" is defined in Section 1.

"Other Lists" is defined in Section 5.23.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

"Permitted Acquisition" means and includes any Acquisition as to which all of the following conditions are satisfied:

(i)         such Acquisition involves a line or lines of business that will not substantially change the general nature of the business in which Parent, the Company and their Subsidiaries, considered as an entirety, are engaged on the date hereof;

(ii)        no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;

(iii)       Parent and its Subsidiaries would, after giving effect to such Acquisition on a pro forma basis, be in compliance with the financial covenants set forth in Sections 10.13 through 10.16.

(iv)       Parent and its Subsidiaries would, after giving effect to such Acquisition, on a pro forma basis, have Post-Acquisition Liquidity of no less than $25,000,000; and

(v)        at least five Business Days prior to the completion of such Acquisition,  Parent shall have delivered to Holders (A) in the case of any Acquisition in which the aggregate Consideration to be paid is in excess of $5,000,000 (or in the case of any Acquisition in which the Consideration to be paid, together with the aggregate Consideration paid in connection with all other Permitted Acquisitions made during the same fiscal quarter as such Acquisition, is in excess of the aggregate amount of $5,000,000), a certificate of a Responsible Officer of Parent demonstrating in reasonable detail, the computation of the financial covenants referred to in Sections 10.13 through 10.16 on a pro forma basis as of the most recently ended fiscal quarter, and (B) in the case of any Acquisition in which the aggregate Consideration is in excess of $10,000,000, historical financial statements relating to the business or Person to be acquired, financial projections relating to Parent and its Subsidiaries after giving effect to such Acquisition and such other information as Holders may reasonably request.

"Permitted Encumbrances" means Liens which are permitted pursuant to Section 10.4.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated association, government or political subdivision or other entity, body, organization or group.

"Plan"  means any multiemployer or single-employer plan, as defined in Section 4001 of ERISA, that is maintained or contributed to by (or to which there is an obligation to contribute by)  Parent, the Company, a Subsidiary or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Parent, the Company, a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

"Post-Acquisition Liquidity" shall mean the sum of Unutilized Total Commitment (as defined in the Credit Agreement) and any unencumbered cash balances of Parent and its Subsidiaries.

"Preferred Stock" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

"Prohibited Transaction"  means a transaction with respect to a Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt from Section 4975 of the Code or Section 408 of ERISA.

 "Property" or "Properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

"Prudential" shall mean Prudential Investment Management, Inc.

"Prudential Affiliate" shall mean (i) any corporation or other entity controlling, controlled by, or under common control with, Prudential and (ii) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition.  For purposes of this definition the terms "control", "controlling" and "controlled" shall mean the ownership, directly or through subsidiaries of a majority of a corporation's or other Person's voting stock or equivalent voting securities or interests.

"Purchaser" and "Purchasers" are defined in Section 1.

"RCRA"  means the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. Section 6901 et seq.

"Redeemable Stock"  means with respect to any Person any capital stock or similar equity interests of such person that: (i) is by its terms subject to mandatory redemption, in whole or in part, pursuant to a sinking fund, scheduled redemption or similar provisions, at any time prior to the maturity date of the Notes; or (ii) otherwise is required to be repurchased or retired on a scheduled date or dates, upon the occurrence of any event or circumstance, at the option of the holder or holders thereof, or otherwise, at any time prior to the maturity date of the Notes other than any such repurchase or retirement occasioned by a "change of control" or similar event.

"Related Documents" means this Agreement, any Note, any Collateral Document, the Intercreditor Agreement and any other document, certificate or other writing executed in connection with any of the foregoing.

"Release" means the same meaning as given to that term in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. section 9601, et seq.), and the regulations promulgated thereunder.

"Reportable Event" means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsections .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

"Required Holders" means, at any time, the Holders of at least 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by Parent, the Company or any Affiliates of either).

"Responsible Officer" means any Senior Financial Officer and any other officer of Parent and/or the Company, as the case may be, with responsibility for the administration of the relevant portion of this Agreement.

"Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing by Parent, the Company or any Subsidiary of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between Parent or the Company and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by Parent, the Company or a Subsidiary.

"SDN List" is defined in Section 5.23.

"Secured Lender Group" means the Collateral Agent, any lender under the Credit Agreement, any "Holder" under the 2004 Note Agreement and any Holder.

"Securities Act" means the Securities Act of 1933, as amended from time to time.

"Security Agreements" means collectively, each Security Agreement executed by Parent or any Subsidiary Guarantor in favor of the Collateral Agent on behalf of the Secured Lender Group, on the date hereof, and each additional Security Agreement executed by Parent or any Subsidiary Guarantor in favor of the Collateral Agent on behalf of the Secured Lender Group, each in substantially the form of Exhibit B-2 hereto, as each of the foregoing may be amended, modified or supplemented from time to time in accordance with its terms.

"Security Interests" means a Lien granted to the Collateral Agent on behalf of the Secured Lender Group in Accounts, Inventory, Equipment, Investment Property, Documents, Instruments, General Intangibles, Chattel Paper, Letter of Credit Rights, Deposit Account and Fixtures, whether now owned or existing or hereafter acquired or arising wherever located, of the Parent and each Subsidiary Guarantor and any and all supporting obligations therefor and all products and procedures thereof.

"Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

"Senior Funded Debt to EBITDA Ratio" means, for any Testing Period, the ratio of (i) Consolidated Senior Funded Debt to (ii) Consolidated EBITDA, in each case on a consolidated basis for Parent and its Subsidiaries for such Testing Period.

"Standard Permitted Liens" means the following:

(i)         Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;

(ii)        Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers', warehousemen's, materialmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Parent, the Company or any Subsidiary and do not secure any Indebtedness.

(iii)       Liens created by the Security Documents;

(iv)       Liens arising from judgments, decrees or attachments in circumstances not consisting an Event of Default under Section 11(i).

(v)        Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; and Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(vi)       Leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of Parent, the Company or any Subsidiary and any interest or title of a lessor under any lease not in violation of this Agreement;

(vii)      easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other Persons, and obligations contained in similar instruments, in each case that do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of Parent, the Company and Subsidiaries, or (B) a Material Adverse Effect;

(viii)      Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) permitted pursuant to this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); and

(ix)       rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC.

"Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of Parent.

"Subsidiary Guarantor" means each Subsidiary a party to a Guaranty Agreement.

"Subordinated Debt" means Indebtedness of Parent, the Company or any Subsidiary which is subordinated, in form and content satisfactory to the Required Holders, to any and all Indebtedness owing to any of the Holders.

"Subordinated Note Agreement" means that certain Amended and Restated Subordinated Note Agreement, dated as of even date herewith, among Parent, the Company and The Prudential Insurance Company of America, amending and restating the Subordinated Note Agreement, dated as of July 3, 2002, among such parties, as it may be amended, modified, restated or supplemented from time to time in accordance with its terms.

"Synthetic Lease" means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the "owner" of the leased property for Federal income tax purposes.

"Testing Period" means for any determination a single period consisting of the four consecutive fiscal quarters of Parent and its Subsidiaries then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

"Total Funded Debt to EBITDA Ratio"  means, for any Testing Period, the ratio of (i) Consolidated Total Funded Debt to (ii) Consolidated EBITDA, in each case on a consolidated basis for Parent and its Subsidiaries for such Testing Period.

"2004 Note Agreement" means the Amended and Restated Note Purchase Agreement, dated as of even date herewith, among the Company, Parent and The Prudential Insurance Company of America and Pruco Life Insurance Company, amending and restating the Note Purchase Agreement, dated as of June 18, 2004, among such parties, as it may be amended, modified, restated or supplemented from time to time in accordance with its terms.

"Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

EXHIBIT 1

[FORM OF NOTE]

 THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN VIOLATION OF SUCH ACT.

GIBRALTAR STEEL CORPORATION OF NEW YORK

7.35% SENIOR SECURED NOTE DUE JULY __, 2007

No. [_____]                                                                                                          ________ __, ____

$25,000,000                                                                                                  PPN[______________]

FOR VALUE RECEIVED, the undersigned, Gibraltar Steel Corporation of New York (herein called the "Company"), a corporation organized and existing under the laws of the State of New York, hereby promises to pay to THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, or registered assigns, the principal sum of TWENTY-FIVE MILLION DOLLARS on July 3, 2007, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 7.35% per annum from the date hereof, payable quarterly, on the 3rd day of January, April, July and October in each year, commencing with the January, April, July and October next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 7.35% or (ii) 2.0% over the rate of interest publicly announced by Bank of New York from time to time in New York, New York as its "base" or "prime" rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Bank of New York or at such other place as the holder of this Note shall have designated by written notice to the Company as provided in the Note Purchase Agreement referred to below.

This Note is one the Senior Secured Notes (herein called the "Notes") issued pursuant to that certain Note Purchase Agreement, dated as of July 3, 2002 (as from time to time amended, modified, restated or supplemented, the "Note Purchase Agreement"), among Gibralter Industries, Inc., formerly known as Gibraltar Steel Corporation, the Company and the respective purchasers named therein and is entitled to the benefits thereof.  This Note is also entitled to the benefits of each Guaranty Agreement, each Security Agreement and each other Related Document, as each such term is defined in the Note Purchase Agreement.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

GIBRALTAR STEEL CORPORATION
                                                                                    OF NEW YORK

By
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